UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date Of Report (Date Of Earliest Event Reported): June 5, 2008 (May 30, 2008)
PACIFIC OFFICE PROPERTIES TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)
Commission File Number: 1-9900

Maryland (State or Other Jurisdiction of Incorporation or Organization)	86-0602478 (I.R.S. Employer Identification No.)
233 Wilshire Blvd., Suite 830, Santa Monica, CA 90401
(Address of Principal Executive Offices, Including Zip Code)
310-395-2083
(Registrant’s Telephone Number, Including Area Code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     Pacific Office Properties Trust, Inc., a Maryland corporation (the “Company”), pursuant to the Master Formation and Contribution Agreement dated as of October 3, 2006 between Arizona Land Income Corporation and POP Venture, LLC, as amended, obtained on March 19, 2008 the option to purchase (“Option”) at a price equal to the cost of investment of affiliates of POP Venture, LLC and of the Company’s Chairman of the Board, Jay H. Shidler (the “Shidler Affiliates”), up to eighteen properties that the Shidler Affiliates had acquired or had under contract to acquire.
     The Company holds, through Pacific Office Properties, L.P., a Delaware limited partnership of which the Company is the sole general partner (the “Operating Partnership”), a 32.167% managing ownership interest in an existing joint venture (the “Joint Venture). The remaining ownership interest in the Joint Venture is owned by an unaffiliated institutional partner. On May 30, 2008, the Joint Venture acquired, following the partial exercise of the Option, two commercial office buildings totaling approximately 49,000 rentable square feet, located in San Diego, California (the “Scripps Ranch Business Park”) under the Purchase and Sale Agreement and Joint Escrow Instructions dated as of February 27, 2008 between Buie Scripps Ranch Office Building LLC and Shidler West Investment Partners, LP, a California limited partnership and a Shidler Affiliate (“SWIP”), as amended (the “Scripps Agreement”). Pursuant to the terms of the Option, the Joint Venture assumed the rights and obligations of SWIP under the Scripps Agreement. The Scripps Agreement contains customary representations and warranties and conditions to the consummation of the transactions contemplated by the Scripps Agreement.
     The Joint Venture acquired the Scripps Ranch Business Park for approximately $2.8 million in cash, including customary closing costs, and assumed approximately $5.3 million of existing mortgage indebtedness. Neither the Company nor the Operating Partnership paid any amount in connection with the acquisition of the Scripps Ranch Business Park.

Signature(s)
     Pursuant to the Requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

PACIFIC OFFICE PROPERTIES TRUST, INC.
Dated: June 5, 2008	/s/ James M. Kasim
	Name:	James M. Kasim
	Title:	Chief Financial Officer